Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
THE MADISON SQUARE GARDEN COMPANY
Pursuant to Section 242 of
The General Corporation Law of the State of Delaware

The Madison Square Garden Company, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”), hereby certifies as follows:
1.Article FIRST of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
     “FIRST. The name of this corporation (hereinafter called the “Corporation”) is MSG Networks Inc.”
2.This Certificate of Amendment of Amended and Restated Certificate of Incorporation shall become effective at 11:59 p.m. on September 30, 2015.

3.This Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, The Madison Square Garden Company has caused this certificate to be signed by Lawrence J. Burian, its Executive Vice President, General Counsel and Secretary, on the 30th day of September, 2015.

THE MADISON SQUARE GARDEN COMPANY
By:	/s/ Lawrence J. Burian
	Name:	Lawrence J. Burian
	Title:	Executive Vice President, General Counsel and Secretary